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                                   EXHIBIT 11
                               KMART CORPORATION
                INFORMATION ON COMPUTATION OF EARNINGS PER SHARE

($ Millions, except per share data)                                           13 Weeks Ended                  39 Weeks Ended
                                                                         -----------      -----------    -----------    -----------
                                                                         October 28,      October 29,    October 28,    October 29,
                                                                            1998             1997           1998            1997
                                                                         -----------      -----------    -----------    -----------
I.  Basic earnings per common share:

     (a) Net income                                                         $   38           $   18        $  165         $   63
                                                                            ======           ======        ======         ======

     (b) Weighted average common shares outstanding                          492.8            488.0         491.7          486.8
                                                                            ======           ======        ======         ======

     Basic earnings per common share:

     Net income (a)/(b)                                                     $ 0.08           $ 0.04        $ 0.34         $ 0.13
                                                                            ======           ======        ======         ======

II. Earnings per common and common equivalent share

     assuming dilution:

     Income from operations                                                 $   38           $   18        $  165         $   63
     Add:  Dividends Preferred Stock, Net                                       13               13            38             37
                                                                            ------           ------        ------         ------

     (c) Net income                                                         $   51           $   31        $  203         $  100
                                                                            ======           ======        ======         ======

     Weighted average common shares outstanding                              492.8            488.0         491.7          486.8
     Weighted average trust convertible preferred securities outstanding      66.7             66.7          66.7           66.7

     Stock Option Dilution Activity                                            4.5              5.8           6.4            5.5
                                                                            ------           ------        ------         ------
     (d) Applicable common shares, as adjusted                               564.0            560.5         564.8          559.0
                                                                            ======           ======        ======         ======

     Diluted earnings per common and common equivalent share:

     Net income (c)/(d)                                                     $ 0.09           $ 0.06        $ 0.36         $ 0.18
                                                                            ======           ======        ======         ======
                                                                              (1)              (1)           (1)            (1)
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(1) This calculation is submitted in accordance with Regulation S-K item
    601(b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result.